Exhibit 21.1

Subsidiaries of the Registrant

The following entities, and the jurisdiction in which they are organized, are included in the consolidated results of Blackstone Infrastructure Strategies L.P. as of December 31, 2024.

Name	Jurisdiction of Incorporation or Organization
BXINFRA Aggregator (CYM) L.P.	Cayman Islands
BXINFRA Finance GP L.L.C.	Cayman Islands
BXINFRA US (E) (CYM) Feeder L.P.	Cayman Islands
BXINFRA US (E) Holdco L.L.C.	Delaware
BXINFRA US (L) Holdco L.P.	Delaware
BXINFRA US (NE) Holdco L.L.C.	Delaware
BXINFRA US Aggregator (E) (CYM) L.P.	Cayman Islands
BXINFRA US Aggregator (NE) (CYM) L.P.	Cayman Islands
BXINFRA US Finance (L) L.P.	Cayman Islands
BXINFRA US Finance 1 L.P.	Cayman Islands
BXINFRA US Lower Fund 1 L.P.	Delaware
BXINFRA US Lower Fund 2 L.P.	Delaware
BXINFRA US Lower Fund 3 L.P.	Delaware